Exhibit 99.1

                      Luby's Retires Term Debt;
        Consolidation of Senior Debt Will Lower Interest Rate

    HOUSTON--(BUSINESS WIRE)--April 6, 2005--Luby's, Inc. (NYSE:LUB) today announced that it has completely repaid and terminated the term debt facility originally established in June 2004 as part of the refinancing of the Company's senior debt. The term debt, which was funded by Guggenheim Corporate Funding, LLC, had an outstanding balance of $14.6 million as of the end of the second quarter ended February 9, 2005. Funds for the repayment, which occurred on April 1, 2005, came from an $8.0 million draw down of the Company's revolving line of credit, cash generated from operations, and proceeds from real estate sales since the end of the second quarter. As of April 6, 2005, the balance of the revolving line of credit is $36.0 million.
    "This is an important step for Luby's," said Chris Pappas, President and CEO. "By consolidating our senior debt into one instrument we are both streamlining our capital structure and saving money through a lower interest rate. We will continue to pay down our senior debt with proceeds from the sale of closed restaurant properties, much as we have been doing over the past two years."
    In March 2003, Luby's launched a business plan which included a program of closing under-performing restaurants, selling those closed restaurant properties, and using the proceeds from those properties to pay down senior debt. In June 2004, the Company refinanced its outstanding senior debt into two debt instruments -- a $50.0 million revolving line of credit and a $27.9 million term loan. As the Company sold properties, the proceeds from those sales have been used to repay the term loan.
    "Guggenheim has been a good partner over the past ten months," continued Pappas. "They made an investment in Luby's, our management team, and our business plan which enabled us to construct a capital structure addressing our unique needs. As we move forward, we want to express our appreciation for their confidence in Luby's."
    Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 133 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. Luby's stock is traded on the New York Stock Exchange (symbol LUB). For more information about Luby's, visit the Company's website at www.lubys.com.

    The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

    CONTACT: Luby's, Inc., Houston
             Adam Carter, 713-329-6808